As filed with the Securities and Exchange Commission on January 10, 2020

Registration No. 333-226855

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3/A

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TWO RIVER BANCORP

(Exact Name of Registrant as Specified in Its Charter)

New Jersey	20-3700861
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

766 Shrewsbury Avenue, Tinton Falls, New Jersey 07724

(732) 389-8722

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Principal Executive Offices)

Christopher D. Maher

OceanFirst Financial Corp.

110 West Front Street

Red Bank, New Jersey 07701

Phone: (732) 240-4500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

Steven J. Tsimbinos, Esq.	David C. Ingles, Esq.
OceanFirst Financial Corp.	Skadden, Arps, Slate, Meagher & Flom LLP
110 West Front Street	4 Times Square
Red Bank, New Jersey 07701	New York, New York 10036
Phone: (732) 240-4500	Phone: (212) 735-3000

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the

Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the

Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the following Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission on August 15, 2018 by Two River Bancorp, a New Jersey corporation (“Two River”):

•

Registration Statement on Form S-3, File No. 333-226855, registering an indeterminate principal amount of Debt Securities (including Senior Debt Securities and Subordinated Debt Securities), Common Stock, Preferred Stock, Warrants and Units of Two River, with an aggregate initial offering price not to exceed $30,000,000, exclusive of accrued interest and dividends, if any.

Effective as of January 1, 2020, pursuant to that certain Agreement and Plan of Merger, dated as of August 9, 2019, by and among OceanFirst Financial Corp. (“OceanFirst”), Hammerhead Merger Sub Corp., a wholly-owned subsidiary of OceanFirst (“Merger Sub”), and Two River, (i) Merger Sub merged with and into Two River, with Two River continuing as the surviving corporation and a wholly-owned subsidiary of OceanFirst (the “First-Step Merger”) and (ii) immediately following the completion of the First-Step Merger, Two River merged with and into OceanFirst, with OceanFirst continuing as the surviving corporation (together with the First-Step Merger, the “Integrated Mergers”).

In connection with the Integrated Mergers, OceanFirst, as the successor to Two River, is terminating all offers and sales of its securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold or unissued at the termination of the offering, OceanFirst hereby amends the Registration Statement by deregistering all shares that remain unsold or unissued under such Registration Statement.

SIGNATURES

The Registrant.

Pursuant to the requirements of the Securities Act of 1933 (the “Securities Act”), OceanFirst Financial Corp., as the successor to Two River Bancorp, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3/A and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Red Bank, New Jersey on January 10, 2020.

OCEANFIRST FINANCIAL CORP.
(as the successor to Two River Bancorp)

By:	/s/ Steven J. Tsimbinos
Name:	Steven J. Tsimbinos
Title:	Executive Vice President, General Counsel & Corporate Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 of the Securities Act.